UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-3904668
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA	90806
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Junior Participating Preferred Stock, par value $.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-137272

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable
(Title of Class)

FORM 8-A
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Obagi Medical Products, Inc. (the “Company”), with the Securities and Exchange Commission on December 23, 2011, as amended on May 25, 2012 (including the exhibits thereto, collectively the “Form 8-A”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement (the “Rights Agreement”) , dated December 23, 2011, as amended on May 25, 2012, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

Item 1.	Description of Registrant’s Securities to be Registered:

Item 1 of the Form 8-A is supplemented by adding the following:

Expiration of Rights

On June 6, 2012, the preferred share purchase rights (each a “Right”) under the Rights Agreement, expired in accordance with their terms.

Under the Rights Agreement, the Board of Directors of the Company (the “Board”) declared a dividend of one Right for each outstanding share of the Company’s common stock, par value $0.001 per share (a “Common Share”), held of record at the close of business on January 10, 2012.  Each Right entitled the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $20.00 per one one-thousandth of a Preferred Share, subject to adjustment.

In accordance with the Rights Agreement, the Rights would expire on the earlier of: (i) December 23, 2014, unless that date was extended or unless the Rights were earlier redeemed or exchanged by the Company; (ii) December 23, 2012, unless the adoption of the Agreement was ratified on or prior to such date by a majority of the votes cast with respect to ratification of that matter by the holders of Common Shares present in person or by proxy at a stockholders’ meeting at which a quorum is present; and (iii) the date of receipt by the Company’s Corporate Secretary of a certification of the failure of the Company’s stockholders to so ratify the adoption of the Agreement at such a stockholders’ meeting.

The Company held its 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) on June 6, 2012.  Following the conclusion of the 2012 Annual Meeting, the Inspector of Elections prepared a certification noting, among other things, that the proposal to ratify the adoption of the Rights Agreement, included as Proposal 3 in the proxy statement for the 2012 Annual Meeting, failed to be ratified by the Company’s stockholders at the 2012 Annual Meeting. As a result, the Rights expired and the Rights Agreement terminated effective as of June 6, 2012.

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 2 to Form 8-A and are incorporated herein by reference.

Item 2.      Exhibits.

3.1
Certificate of Designations of Series A Junior Participating Preferred Stock of Obagi Medical Products, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 23, 2011).

4.1
Rights Agreement dated as of December 23, 2011 between Obagi Medical Products, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, including the form of Certificate of Designations of Series A Junior Participating Preferred Stock of Obagi Medical Products, Inc. attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 23, 2011).

4.2
Amendment No. 1 to Rights Agreement dated as of  May 25, 2012 between Obagi Medical Products, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 25, 2012).

 SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC

Date: July 10, 2012	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer